Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Ashley Eames
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	ashley.eames@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2012 RESULTS;

COMPANY ACHIEVES 21% SUBSCRIBER GROWTH AND UPDATES

2012 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – August 2, 2012 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2012 and updated its full-year 2012 and long-range outlook. Net income was $17.7 million, or $0.23 per diluted share, for the second quarter of 2012, as compared to $11.7 million, or $0.16 per diluted share, for the second quarter of 2011. Net income increased 51 percent year-over-year, benefitting from a $6.6 million reduction in depreciation expense due to an extension of the estimated useful life of the Company’s current satellite constellation. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $52.0 million, as compared to $48.4 million for the prior-year period, representing year-over-year growth of 7 percent and an OEBITDA margin(1) of 53 percent. OEBITDA benefited from solid growth in commercial service and equipment revenue.

Iridium reported second-quarter total revenue of $97.3 million, which consisted of $68.5 million of service revenue and $28.8 million of equipment, engineering and support revenue. Total revenue grew 1 percent versus the comparable period of 2011, while service revenue increased 5 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 70 percent of total revenue for the second quarter of 2012 as compared to 68 percent in the year-ago period.

The Company ended the quarter with 576,000 total billable subscribers, which compares to 478,000 for the year-ago period and 544,000 for the quarter ended March 31, 2012. Total billable subscribers grew 21 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“Iridium remains on a solid, long-term growth trajectory, with good progress in several key areas of our commercial business being partially offset by what we believe is short-term weakness in traditional government voice subscribers,” said Matt Desch, CEO, Iridium. “Our M2M, maritime broadband and aviation markets continue to grow revenue and subscribers in the double-digits on a year-over-year basis, built on the foundation of a superior network, innovative partner channel and favorable competitive dynamics. In addition, we expect our global aviation monitoring venture, Aireon, to be a meaningful new source of high-margin revenue once Iridium NEXT is launched.”

Desch continued, “In our government business, Netted IridiumSM and M2M services continue to grow at a healthy clip, while our service revenue in the high-ARPU traditional handset segment continues to be impacted by reduced government spending and troop levels. Taking a longer-term view, our strategic relationship with the U.S. Department of Defense remains strong and they continue to spend with us on developing new products and a multi-year modernization plan for their dedicated gateway.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 54 percent of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $52.9 million, an 8 percent increase from last year’s comparable period, primarily supported by gains in M2M data and Iridium OpenPort® broadband customers.

•

Commercial voice subscribers increased 11 percent from the year-ago period to 326,000 customers. Commercial voice average revenue per user (“ARPU”) was $45 during the second quarter, an 8 percent year-over-year decrease. Voice ARPU declined primarily due to lower postpaid customer usage, partially offset by growth in the higher ARPU Iridium OpenPort service. Commercial M2M data subscribers grew 49 percent from the year-ago period to 202,000 customers. Commercial M2M data ARPU was $18 during the second quarter, unchanged from last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 528,000 billable subscribers, which compares to 431,000 for the prior-year quarter and to 496,000 for the quarter ended March 31, 2012. M2M data subscribers represented 38 percent of billable commercial subscribers, an increase from 32 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

•

Government service revenue was $15.6 million, a 3 percent decrease from the prior-year period, driven by a decline in traditional voice subscribers, partially offset by solid growth in Netted Iridium and M2M data customers.

•

Government voice ARPU was $138 during the second quarter, a 1 percent year-over-year decrease. Voice ARPU declined due to a higher mix of lower-priced Netted Iridium subscribers. Government M2M data ARPU was $19 during the second quarter, down 14 percent from last year’s comparable period, as lower-ARPU tracking devices continued to become a bigger part of the government’s M2M subscriber profile.

•

Iridium’s government business ended the quarter with 48,000 billable subscribers, which compares to 47,000 for the prior-year quarter and to 48,000 for the quarter ended March 31, 2012. Government voice subscribers decreased 3 percent year-over-year due to reduced government spending and troop levels. M2M data subscribers increased 20 percent year-over-year and represented 25 percent of billable government subscribers, an increase from 21 percent at the end of the prior-year period.

Equipment

•

Equipment revenue was $23.9 million during the second quarter, a 9 percent year-over-year increase. Revenue increased primarily due to solid Iridium Extreme® and M2M sales volumes. M2M unit sales grew 70 percent from the year-ago period due to the continued adoption of the smaller and lower cost Iridium 9602 SBD transceiver.

•	The Company continues to expect that its OEBITDA contribution from equipment sales for the full-year 2012 will be similar to the full-year 2011.

Engineering & Support

•

Engineering and support revenue was $4.9 million during the second quarter, a decrease of 44 percent from the prior-year period, primarily resulting from a decline in scope of work for ongoing government projects.

Capital expenditures were $151.9 million for the second quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the second quarter with a cash and cash equivalents balance of $166.7 million and gross debt of $568.0 million. Net debt was $360.7 million.

2012 Outlook

The Company affirmed its full-year 2012 outlook for total billable subscriber growth and updated its projections for service revenue and OEBITDA. The Company now expects:

•	Total billable subscriber growth between 20 percent and 25 percent for the full-year 2012

•	Total service revenue growth to be approximately 6 percent for the full-year 2012

•	Full-year 2012 OEBITDA between $205 million and $210 million. OEBITDA for 2011 was $190.4 million.

	2012 Outlook (May 2012)	2012 Outlook (August 2012)
Total Billable Subscriber Growth	20% to 25%	Affirmed
Total Service Revenue Growth	8% to 11%	Approximately 6%
Operational EBITDA (OEBITDA)	$210 million to $220 million	$205 million to $210 million

Long-Range Outlook

The Company affirmed its long-range outlook for OEBITDA margin, cash taxes, net leverage and rate of deleveraging and updated its projections for service revenue. The Company now expects:

•	Average service revenue growth between 8 percent and 12 percent per year between 2013 and 2015

•	OEBITDA margin of approximately 60 percent in 2015

•	Negligible cash taxes from 2013 to approximately 2020

•	Net leverage (net debt:OEBITDA) of approximately 3x at year-end 2012, 4x-5x at year-end 2015

•	Decrease net leverage by an average of 0.5 to 1.0 multiple of OEBITDA per year beginning in 2016

	Prior Long-Range Outlook (March 2012)	Revised Long-Range Outlook (August 2012)
Average Service Revenue Growth	9% to 13% per year between 2011 and 2015	8% to 12% per year between 2013 and 2015
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2015	Affirmed
Cash Taxes	Negligible cash taxes from 2011 to approximately 2020	Negligible cash taxes from 2013 to approximately 2020

Net Leverage	Approximately 3x at year-end 2012; 4x-5x at year-end 2015	Affirmed

Rate of Deleveraging	0.5 to 1.0 multiple of OEBITDA per year beginning in 2016	Affirmed

Non-GAAP Financial Measures & Definitions

(1)	In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
GAAP net income	$17,663	$11,683	$30,081	$19,982

Interest expense	6	(5)	91	6
Interest income	(127)	(257)	(280)	(553)

Income taxes	8,119	6,154	7,170	10,065
Depreciation and amortization	18,368	23,664	42,572	46,995
Iridium NEXT expenses, net	6,047	5,620	12,775	11,849
Share-based compensation	1,993	1,508	3,661	2,842

Transaction expenses	—	—	—	233
Non-cash purchase accounting	(54)	73	(190)	96

Operational EBITDA	$52,015	$48,440	$95,880	$91,515

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, August 2, 2012. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, August 2, 2012 through Thursday, August 9, 2012 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 84322580, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT; development of its global aviation monitoring venture, Aireon; the development of its product portfolio; anticipated growth in subscribers, data services and total service revenue; anticipated equipment revenue; anticipated growth in Operational EBITDA and OEBITDA margin; anticipated debt levels and anticipated cash taxes. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, and the development of and market for hosted payloads, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2012 and Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 2, 2012. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,		Non-Cash Purchase Accounting for the Three Months Ended June 30, (1)
	2012	2011	2012	2011
Revenue:
Service revenue
Commercial	$52,913	$49,037	$(104)	$(333)
Government	15,572	16,119	—	—

Total service revenue	68,485	65,156	(104)	(333)
Subscriber equipment	23,914	21,913		—
Engineering and support service	4,922	8,834	—	—

Total revenue	97,321	95,903	(104)	(333)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	15,988	19,758	(260)	(260)
Cost of subscriber equipment sales	13,292	12,062	—	—
Research and development	3,429	3,379	—	—
Selling, general and administrative	17,970	16,297	102	—
Depreciation and amortization	18,368	23,664	19,615	19,437

Total operating expenses	69,047	75,160	19,457	19,177

Operating profit (loss)	28,274	20,743	(19,561)	(19,510)

Other (expense) income:
Interest income, net	121	262	—	—
Undrawn credit facility fees	(2,582)	(3,204)	—	—
Other (expense) income, net	(31)	36	—	—

Total other expense	(2,492)	(2,906)	—	—

Earnings (loss) before provision (benefit) for taxes	25,782	17,837	(19,561)	(19,510)
Benefit from (provision for) income taxes	(8,119)	(6,154)	7,034	7,545

Net income (loss)	$17,663	$11,683	$(12,527)	$(11,965)

Operational EBITDA	$52,015	$48,440	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2012. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,		Non-Cash Purchase Accounting for the Six Months Ended June 30, (1)
	2012	2011	2012	2011

Revenue:
Service revenue
Commercial	$104,017	$94,332	$(227)	$(615)
Government	31,316	31,994	—	—

Total service revenue	135,333	126,326	(227)	(615)
Subscriber equipment	45,454	46,323		—
Engineering and support service	10,008	14,557	—	—

Total revenue	190,795	187,206	(227)	(615)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	33,991	36,697	(519)	(519)
Cost of subscriber equipment sales	26,634	25,107	—	—
Research and development	9,118	7,647	—	—
Selling, general and administrative	36,118	33,716	102	—
Depreciation and amortization	42,572	46,995	39,187	38,770

Total operating expenses	148,433	150,162	38,770	38,251

Operating profit (loss)	42,362	37,044	(38,997)	(38,866)

Other (expense) income:
Interest income, net	189	547	—	—
Undrawn credit facility fees	(5,361)	(7,503)	—	—
Other (expense) income, net	61	(41)	—	—

Total other expense	(5,111)	(6,997)	—	—

Earnings (loss) before provision (benefit) for taxes	37,251	30,047	(38,997)	(38,866)
Benefit from (provision for) income taxes	(7,170)	(10,065)	14,023	15,029
Net income (loss)	$30,081	$19,982	$(24,974)	$(23,837)

Operational EBITDA	$95,880	$91,515	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2012. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$42,743	$41,908	2%	$84,623	$80,831	5%
M2M data(2)	10,170	7,129	43%	19,394	13,501	44%

Total commercial voice and M2M data service	52,913	49,037	8%	104,017	94,332	10%

Government(3)
Voice and M2M data service
Voice	14,855	15,513	-4%	29,971	30,855	-3%
M2M data	717	606	18%	1,345	1,139	18%

Total government voice and M2M data service	15,572	16,119	-3%	31,316	31,994	-2%

Total service revenue	68,485	65,156	5%	135,333	126,326	7%

Subscriber equipment	23,914	21,913	9%	45,454	46,323	-2%

Engineering and support services(4)
Government	4,675	8,539	-45%	9,495	14,026	-32%
Commercial	247	295	-16%	513	531	-3%

Total engineering and support services	4,922	8,834	-44%	10,008	14,557	-31%

Total Revenue	$97,321	$95,903	1%	$190,795	$187,206	2%

Operational EBITDA
Operational EBITDA	$52,015	$48,440	7%	$95,880	$91,515	5%

Other
Capital expenditures (5)	$151,913	$114,648		$186,704	$170,871

Net debt (6)	$360,662	$147,857

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of June 30,
	2012	2011	% Change
	(In thousands, exceptARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice	326	295	11%
M2M data	202	136	49%

Total commercial voice and M2M data service	528	431	23%
Government
Voice and M2M data service
Voice	36	37	-3%
M2M data	12	10	20%

Total government voice and M2M data service	48	47	2%

Total billable subscribers	576	478	21%

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice	13	17	-24%	19	23	-17%
M2M data	19	13	46%	34	24	42%

Total commercial voice and M2M data service	32	30	7%	53	47	13%
Government
Voice and M2M data service
Voice	—	—	0%	(1)	1	-200%
M2M data	—	1	-100%	1	3	-67%

Total government voice and M2M data service	—	1	-100%	—	4	-100%

Total billable subscribers	32	31	3%	53	51	4%

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011		2012	2011
ARPU(2)
Commercial
Voice	$45	$49	-8%	$45	$48	-6%
M2M data	$18	$18	0%	$17	$18	-6%
Government
Voice	$138	$140	-1%	$137	$140	-2%
M2M data	$19	$22	-14%	$19	$22	-14%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.